                                                                  Exhibit 99.2


                        INDEX TO FINANCIAL STATEMENTS AND
                          FINANCIAL STATEMENT SCHEDULE




                                                                         PAGE

Reports of independent public accountants                                 F-2

Consolidated financial statements -

                  Consolidated statements of operations for the
                           three years ended December 31, 1997            F-3
                  Consolidated balance sheets as of December 31, 1997
                           and 1996                                       F-4
                  Consolidated statements of cash flows for the
                           three years ended December 31, 1997            F-6
                  Consolidated statements of shareholders' equity
                           for the three years ended December 31, 1997    F-7

                  Notes to consolidated financial statements              F-8

Financial statement schedules-

                 Report of independent public accountants on schedules    F-24
                 Consent of independent public accountants                F-24

                 II Valuation and qualifying accounts and reserves        F-25

     Schedules not listed above are omitted as not applicable or nor required under the rules of Regulation S-X

                          Independent Auditors' Report

To the Trustees and Shareholders of Eastern Enterprises:

                  We have audited the accompanying consolidated balance sheets of Eastern Enterprises (a Massachusetts voluntary association) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31,
         1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eastern Enterprises and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP

Arthur Andersen LLP
Boston, Massachusetts
October 1, 1998 (except with respect to the matter discussed in Note 3, as to which the date is October 17, 1998)

                      Consolidated Statements of Operations

                                                                Years Ended December 31,
(In thousands, except per share amounts)               1997            1996             1995
--------------------------------------------------------------------------------------------
Revenues                                            $1,023,740      $ 1,057,271  $ 994,462
Operating costs and expenses:
         Operating costs                               715,066          744,672    694,138
         Selling, general and administrative expenses  122,035          115,136    114,983
         Depreciation and amortization                  71,322           67,229     64,005
Operating earnings                                     115,317          130,234    121,336

Other income (expense):
         Interest income                                 8,997            9,419      5,633
         Interest expense                              (37,411)         (37,290)   (41,273)
         Other, net                                     (4,033)            (114)     4,109
                                                       -------         --------    -------
Earnings before income taxes                            82,870          102,249     89,805
Provision for income taxes                              26,954           37,748     26,244
                                                       -------         --------    -------
Earnings before extraordinary item                      55,916           64,501     63,561
Extraordinary provision for coal miners retiree
         health care, net of tax                             -               -      (6,500)
                                                       -------         -------     -------
Net earnings                                           $55,916         $64,501     $57,061
                                                       =======         =======     =======

Basic earnings per share before extraordinary
         item                                          $  2.50         $  2.90     $  2.88
Extraordinary provision for coal miners retiree health
         care, net of tax                                   -                -        (.30)
                                                       -------         -------     -------
Basic earnings per share                               $  2.50         $  2.90     $  2.58
                                                       =======         =======     =======

Diluted earnings per share before extraordinary
         item                                          $  2.49         $  2.88     $  2.87
Extraordinary provision for coal miners retiree health
         care, net of tax                                    -               -        (.30)
                                                       -------         -------     -------
Diluted earnings per share                             $  2.49         $  2.88     $  2.57
                                                       =======         =======     =======


The accompanying notes are an integral part of these financial statements.

                           Consolidated Balance Sheets
                                                                             December 31,
(In thousands)                                                          1997             1996
-----------------------------------------------------------------------------------------------------

Assets

Current assets:
         Cash and short-term investments                               $175,709      $160,108
         Receivables, less reserves of $17,220 in 1997 and
                  $17,301 in 1996                                       111,240        98,738
         Inventories                                                     61,336        65,831
         Deferred gas costs                                              66,916        75,808
         Other current assets                                             5,867         8,220
                                                                      ---------      --------
         Total current assets                                           421,068       408,705

Property and equipment, at cost                                       1,621,850     1,550,469
         Less--accumulated depreciation                                 688,169       635,333
                                                                     ----------     ---------
         Net property and equipment                                     933,681       915,136

Other assets:
         Deferred post-retirement health care costs                      87,188       92,029
         Investments                                                     15,791       34,012
         Deferred charges and other costs, less amortization             72,637       64,971
                                                                     ----------   ----------
         Total other assets                                             175,616      191,012
                                                                     ----------   ----------
         Total assets                                                $1,530,365   $1,514,853
                                                                     ==========   ==========


The accompanying notes are an integral part of these financial statements.

                           Consolidated Balance Sheets
                                                                            December 31,
(In thousands)                                                          1997           1996
-----------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current liabilities:
         Current debt                                             $   48,378     $   74,470
         Accounts payable                                             70,833         78,178
         Accrued expenses                                             38,505         27,828
         Other current liabilities                                    67,649         73,186
                                                                  ----------    -----------
                  Total current liabilities                          225,365        253,662

Gas inventory financing                                               59,310         58,952

Long-term debt                                                       371,492        367,683

Reserves and other liabilities:
         Deferred income taxes                                       107,804        103,149
         Post-retirement health care                                  98,382        100,446
         Coal miners retiree health care                              57,000         61,008
         Preferred stock of subsidiary                                29,326         29,292
         Other reserves                                               97,216         79,648
                                                                 -----------    -----------
                  Total reserves and other liabilities               389,728        373,543

Commitments and contingencies

Shareholders' equity:
         Common stock $1.00 par value; Authorized shares--
                  50,000,000; Issued shares--22,438,298 in 1997
                  and 22,386,591 in 1996                              22,438         22,387
         Capital in excess of par value                               50,989         50,604
         Retained earnings                                           412,623        391,577
         Treasury stock at cost--54,928 shares in 1997
                  and 138,110 shares in 1996                          (1,580)        (3,555)
                                                                  ----------     ----------
                       Total shareholders' equity                    484,470        461,013
                                                                  ----------     ----------

                       Total liabilities and shareholders' equity $1,530,365     $1,514,853
                                                                  ==========     ==========


The accompanying notes are an integral part of these financial statements.

                      Consolidated Statements of Cash Flows

                                                                           Years Ended December 31,
(In thousands)                                                            1997       1996      1995
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
         Net earnings                                                  $55,916  $  64,501   $57,061
         Adjustments to reconcile net earnings to net cash
                  provided by operating activities:
         Extraordinary provision for coal miners retiree
                  health care, net of tax                                    -          -     6,500
         Depreciation and amortization                                  71,322     67,229    64,005
         Income taxes and tax credits                                   19,578      9,355      (590)
Equity in loss of AllEnergy                                              5,472      3,087         -
         Net gain on sale of assets                                     (1,435)    (2,541)  (20,990)
         Provision for environmental expenditures                            -          -    15,000
         Other changes in assets and liabilities:
                  Receivables                                          (12,502)     3,996    (3,604)
                  Inventories                                            4,495    (10,886)   12,632
                  Deferred gas costs                                     8,892     (6,358)   19,484
                  Accounts payable                                      (7,345)    10,232    15,042
                  Other                                                  2,247    (10,176)   (1,181)
                                                                       -------    -------   -------
         Net cash provided by operating activities                     146,640    128,439   163,359
                                                                       -------    -------   -------

Cash flows from investing activities:
         Capital expenditures                                          (89,216)  (119,783)   (85,352)
         Investments                                                     3,018    (16,737)     1,900
         Proceeds on sale of assets                                      7,290      3,210    118,343
         Other                                                          (1,966)    (2,798)    (1,792)
         Net cash provided (used) by investing activities              (80,874)  (136,108)    33,099

Cash flows from financing activities:
         Dividends paid                                                (35,255)   (32,566)   (30,845)
         Changes in notes payable                                      (25,927)    12,050    (10,140)
         Changes in gas inventory financing                                358      8,221     (9,275)
         Proceeds from issuance of long-term debt                        9,827          -     60,000
         Repayment of long-term debt                                    (5,801)    (8,671)   (67,614)
         Repurchase of stock                                                 -          -     (8,357)
         Other                                                           1,581      3,469      3,242
                                                                       -------    -------   --------
Net cash used by financing activities                                  (55,217)   (17,497)   (62,989)
                                                                       -------    -------   --------
Net increase (decrease) in cash and cash equivalents                    10,549    (25,166)   133,469
Cash and cash equivalents at beginning of year                         160,108    185,274     51,805
                                                                       -------    -------   --------
Cash and cash equivalents at end of year                               170,657    160,108    185,274
Short-term investments                                                   5,052          -      6,074
                                                                      --------   --------   --------
Cash and short-term investments                                       $175,709   $160,108   $191,348
                                                                      ========   ========   ========

 The accompanying notes are an integral part of these financial statements.

                Consolidated Statements of Shareholders' Equity

                                            Common            Capital In
                                            Stock             Excess of         Retained   Treasury
(In thousands)                              $1 Par Value      Par Value         Earnings   Stock                Total
------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994,
         as previously reported             $20,652        $37,712     $321,880    $(6,110)     $374,134
         Effect of Essex Gas merger           1,861         15,152       11,857          -        28,870
                                            -------        -------     --------    -------      --------

Balance at December 31, 1994,
         as restated                         22,513         52,864      333,737     (6,110)      403,004
         Net earnings                             -              -       57,061          -        57,061
         Dividends declared--$1.42 per share      -              -      (31,128)         -       (31,128)
         Repurchase of stock                      -              -            -     (8,357)       (8,357)
         Retirement of stock                   (300)        (7,422)           -      7,722             -
         Unrealized gains on investments
                  available for sale, net         -              -        1,756          -         1,756
         Issuance of stock, net and other        76          2,247            -      1,814         4,137
                                             ------         ------        ------   -------        -------

Balance at December 31, 1995                 22,289         47,689      361,426     (4,931)      426,473
         Net earnings                             -              -       64,501          -        64,501
         Dividends declared--$1.51 per share      -              -      (33,204)         -       (33,204)
         Pension liability adjustment, net        -              -       (1,569)         -        (1,569)
         Unrealized gains on investments
                   available for sale, net        -              -          423          -           423
         Issuance of stock, net and other        98          2,915            -      1,376         4,389
                                           --------         -------     -------    -------      --------

Balance at December 31, 1996                 22,387         50,604      391,577     (3,555)      461,013
         Net earnings                             -              -       55,916          -        55,916
         Dividends declared--$1.61 per share      -              -      (35,493)         -       (35,493)
         Pension liability adjustment, net        -              -         (261)         -          (261)
         Unrealized gains on investments
                  available for sale, net         -              -          884          -          884
         Executive stock purchase loan
                   program                        -         (1,156)           -          -       (1,156)
         Issuance of stock, net and other        51          1,541            -      1,975        3,567
                                            -------        -------     --------    -------     --------

Balance at December 31, 1997                $22,438        $50,989     $412,623    $(1,580)    $484,470
                                            =======        =======     ========    =======     ========

The accompanying notes are an integral part of these financial statements.
                                      F-7

                         Notes To Financial Statements

1. Accounting Policies
         The consolidated financial statements include the accounts of Eastern Enterprises ("Eastern"), and its natural gas distribution subsidiaries, Boston Gas Company ("Boston Gas") and Essex County Gas Company ("Essex Gas"), and its marine transportation subsidiary, Midland Enterprises Inc. ("Midland").

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         As discussed on Note 2, amounts have been restated under the pooling of interests method of accounting to include the operations of Essex Gas. Certain prior year financial statement information has been reclassified to be consistent with the current presentation. All material intercompany balances and transactions have been eliminated in consolidation. Certain accounting policies followed by Eastern and its subsidiaries are described below:

         Cash  and  short-term  investments:   Highly  liquid  instruments  with
original maturities of three months or less are considered cash equivalents.

                  Inventories include the following:
                                                                   December 31,
                  (In thousands)                                 1997     1996
                  --------------------------------------------------------------------------
                  Supplemental gas supplies                   $48,722  $53,335
                  Other materials, supplies and marine fuel    12,614   12,496
                                                              -------  -------
                                                              $61,336  $65,831


         Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) or average cost method.

         Regulatory assets and liabilities: Natural gas distribution operations are subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." Regulatory assets represent probable future revenue associated with certain costs which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process.

                  Regulatory assets include the following:
                                                                    December 31,
                  (In thousands)                                   1997     1996
                  ----------------------------------------------------------------------

                  Post-retirement benefit costs                $ 87,188 $ 92,029
                  Environmental costs                            18,852    2,784
                  Deferred pipeline transition costs                401   17,389
                  Other                                           3,388    3,795
                                                              --------- --------
                                                               $109,829 $115,997

                                      F-8

         Regulatory liabilities total $11,079,000 and $12,197,000 at December 31, 1997 and 1996, respectively, and relate primarily to income taxes.

         As of December 31, 1997 regulatory assets and regulatory liabilities are being reflected in rates charged to customers over periods from one to 22 years.

         Both natural gas distribution operations applied SFAS No. 71 during the periods presented. Effective September 30, 1998, Essex Gas discontinued the application of SFAS No. 71. See Note 2 for further discussion.

         Impairment of long-lived assets: Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of the recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.
  Based on such evaluations there were no impairment charges in 1997 or 1996.

         Other current liabilities include the following:
                                                                                      December 31,
         (In thousands)                                                              1997             1996
         -------------------------------------------------------------------------------------------------
         Pipeline transition costs liability                       $      -      $16,494
         Coal miners retiree health care premiums                    19,500       16,300
         Reserves for insurance claims                               11,980       11,881
         Dividend payable                                             8,359        8,122
         Severance accruals                                           5,369            -
         Pipeline refunds due utility customers                       4,703        3,660
         Other                                                       17,738       16,729
                                                                     ------       ------
                                                                    $67,649      $73,186
                                                                    =======      =======


         Revenue recognition: Substantially all of natural gas distribution operations revenues are recorded when billed. These operations defer the cost of any firm gas that has been distributed, but is unbilled at the end of a period, to the period in which the gas is billed to customers. Marine transportation operations recognize revenue on tows in progress on the percentage-of-completion method based on miles traveled.

         Depreciation  and  amortization:   Depreciation  and  amortization  are
  provided using the straight-line method at rates designed to allocate the cost of property and equipment over their estimated useful lives:

                                                              Years
                  Gas utility plant                           14-82
                  Boats and barges                            23-30
                  Buildings                                   20-30
                  Furniture, fixtures and other equipment      3-25
                  Leaseholds                            shorter of useful life
                                                        or term of lease
                                      F-9

         Earnings per share: SFAS No. 128, "Earnings per Share," requires the computation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is determined by giving effect to the exercise of stock options using the treasury stock method.

                                                                   Years Ended December 31,
         (In thousands, except per share amounts)       1997            1996              1995
         --------------------------------------------------------------------------------------

         Earnings before
         extraordinary item                          $55,916          $64,501           $63,561
                                                     =======          =======           =======

         Weighted-average shares                      22,329           22,245            22,113
         Dilutive effect of options                      169              169                58
                                                     --------         -------           -------

         Adjusted weighted-average
         shares                                       22,498           22,414            22,171
                                                     =======           ======            ======

         Basic earnings per share
         before extraordinary item                   $  2.50           $ 2.90           $  2.88
                                                     =======           ======           =======

         Diluted earnings per share
         before extraordinary item                   $  2.49           $ 2.88           $  2.87
                                                     =======           ======           =======


         SFAS No. 128 was adopted in 1997. As a result, reported earnings per share for 1996 and 1995 were restated. The accretive effect of this accounting change reflects the less dilutive application of the treasury stock method under SFAS No. 128, as follows:

                                                                   Years ended December 31,
                                                               1996                      1995
                                                               ----                      ----

         Primary earnings per share before
         extraordinary item, as previously reported           $2.88                     $2.87
         Effect of SFAS 128                                    0.02                      0.01
                                                              -----                     -----
         Basic earnings per share before extraordinary
         item, as restated                                    $2.90                     $2.88
                                                              =====                     =====
         Fully diluted earnings per share before
         extraordinary item, as previously reported           $2.87                     $2.87
         Effect of SFAS 128                                    0.01                      0.00
                                                              -----                     -----
         Diluted earnings per share before
         extraordinary item, as restated                      $2.88                     $2.87
                                                              =====                     =====


         Recent accounting pronouncements:

         Effective January 1, 1998, Eastern adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement. Eastern's only items of other comprehensive earnings include unrealized gains and losses on certain marketable securities and unfunded pension liabilities.

2. Essex Gas Merger

         On September 30, 1998, Eastern completed a merger with Essex Gas by exchanging approximately 2,047,000 shares of its common stock for all of the common stock of Essex Gas. Each share of Essex Gas was exchanged for 1.183985 shares of Eastern common stock. The merger was accounted for as a pooling of interests and the accompanying financial statements include the accounts of Essex Gas for all periods presented. Essex Gas' fiscal year ends on August 31. Accordingly, the accompanying financial statements include years ending December 31 for Eastern combined with the years ending August 31 for Essex Gas.

         Financial Results for the separate companies and the combined amounts presented in the consolidated statements of operations were as follows:

                                                                          Years Ended December 31,
                                                                      1997              1996          1995
                                                                ------------------------------------------

         Revenues:
                  Eastern                                       $  970,204        $1,007,342      $949,412
                  Essex Gas                                         53,536            49,929        45,050
                                                                ----------        ----------      --------
                    Combined                                    $1,023,740        $1,057,271      $994,462
                                                                ==========        ==========      ========

         Earnings before extraordinary item:
                  Eastern                                          $51,950          $60,665        $60,381
                  Essex Gas                                          3,966            3,836          3,180
                                                                   -------         --------        -------
                    Combined                                       $55,916          $64,501        $63,561
                                                                   =======          =======        =======

          The combined financial statements include adjustments to conform the accounting policies of Essex Gas with those of Eastern, the most significant of which concerned the adoption of SFAS No. 106, "Employers' Accounting for Portretirement Benefits other than Pensions." To conform with Eastern's method of adoption, on September 1, 1994, Essex Gas recognized its transition obligation of approximately $4,100,000. Since Essex Gas had received regulatory approval to fully recover the SFAS No. 106 costs in rates, a regulatory asset was recorded for the transition obligation and there was no adjustment to income.

         In approving the Essex Gas merger, the Massachusetts Department of Telecommunication and Energy (the "DTE"), approved a plan for Essex Gas customers immediately reducing rates by 5% at which level rates will be frozen for ten years. Because of the length of the rate freeze, Essex Gas is unable to continue its application of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" and, effective September 30, 1998, will write-off net regulatory assets approximating $2,950,000 pretax, $1,800,000 net or $.08 per share. Essex Gas' regulatory assets primarily consist of deferred post-retirement health care costs.

3.       Planned Merger with Colonial Gas Company

         On October 17, 1998 Eastern signed a definitive agreement that provides for the merger of Colonial Gas Company ("Colonial Gas") into Eastern for $37.50 per share, payable in Eastern stock and $150 million in cash. The exchange ratio for the stock portion of the consideration will be based upon Eastern's average closing stock price for a ten-day period prior to closing, subject to a collar mechanism. The transaction is expected to close in mid-1999, subject to receipt of satisfactory regulatory approvals and the approval of Eastern and Colonial Gas shareholders. The merger is expected to be tax-free to the extent Colonial Gas shareholders receive Eastern stock, and will be accounted for using the purchase method of accounting.

4. Business Segment Information

         Operating results and other financial data are presented for Eastern's two business segments: Natural gas distribution, which includes Boston Gas and Essex Gas, serving eastern and central Massachusetts, and marine transportation, which includes Midland, with operations on the inland waterways.

         (In thousands)                                    1997              1996            1995
         --------------------------------------------------------------------------------------------

          Revenues:
                  Natural gas distribution           $  754,481       $   755,391       $   698,123
                  Marine transportation                 269,259           301,880           296,339
                                                     ----------        ----------        ----------
                                                     $1,023,740        $1,057,271       $   994,462
                                                     ==========        ==========        ==========
         Operating earnings:
                  Natural gas distribution          $    87,773      $     77,291       $    69,264
                  Marine transportation                  34,614            58,415            57,828
                  Headquarters(1)                        (7,070)           (5,472)           (5,756)
                                                    -----------       -----------       -----------
                                                    $   115,317       $   130,234       $   121,336
                                                    ===========       ===========        ==========
         Identifiable assets, net of depreciation and reserves:
                  Natural gas distribution          $   974,021       $   970,282       $   916,064
                  Marine transportation                 356,350           353,928           365,654
                  Headquarters(2)                       199,994           190,643           182,206
                                                     ----------        ----------        ----------
                                                     $1,530,365        $1,514,853       $ 1,463,924
                                                     ==========        ==========        ==========
         Capital expenditures:
                  Natural gas distribution          $    62,283       $    66,532       $    64,289
                  Marine transportation                  25,700            47,851            20,900
                  Headquarters                            1,233             5,400               163
                                                     ---------         ----------       -----------
                                                     $   89,216        $  119,783       $    85,352
                                                     ==========        ==========       ===========
         Depreciation and amortization:
                  Natural gas distribution           $   47,786        $   44,305       $    40,765
                  Marine transportation                  22,675            22,554            22,896
                  Headquarters                              861               370               344
                                                     ----------        ----------       -----------
                                                     $   71,322        $   67,229       $    64,005
                                                     ==========        ==========       ===========

(1)  Reflects unallocated corporate general and administrative expenses.
(2)  Primarily includes cash and short-term investments.

         Natural gas distribution operations are subject to Massachusetts statutes applicable to gas utilities. Their revenues, earnings and cash flows are highly seasonal as most of their firm sales and transportation are directly related to temperature levels. These operations purchase pipeline gas supplies from a variety of domestic and Canadian producers and marketers, using a combination of long-term commitments, firm winter service agreements and spot purchases. These operations have diversified their pipeline gas supplies across major North American producing regions.

         A significant portion of marine transportation operations relate to multi-year transportation contracts. Based on past experience and its competitive position, management considers that the simultaneous loss of several of its largest customers, while possible, is unlikely to happen.

5. Long-Term Obligations and Current Debt

         Credit agreement and lines of credit: Eastern maintains credit agreements with groups of banks, which provide for the borrowings by Eastern and its subsidiaries of up to $119,000,000 at various times through December 31, 2001. The interest rate for borrowings is the agent bank's prime rate or, at the borrower's option, various pricing alternatives. The agreements require facility fees of 1/8 to 3/8 of 1% of the commitments. At December 31, 1997 and 1996, $3,313,000 and $11,940,000 were outstanding, respectively. Boston Gas utilizes a portion of the credit agreement to back its commercial paper borrowings. Included in current debt were $43,013,000 and $68,940,000 of commercial paper with a weighted average interest rate of 6.19% and 5.97% at December 31, 1997 and December 31, 1996, respectively. In addition, Eastern, Boston Gas and Essex Gas have various uncommitted lines of credit which are utilized for working capital needs and provide for interest at the bank's prime rate or, at the borrower's option, various pricing alternatives.

         Gas inventory financing: Boston Gas and Essex Gas maintain long-term credit agreements with groups of banks, which provide for the borrowing of up to $80,000,000 for the exclusive purpose of funding their inventory of gas supplies or for backing commercial paper issued for the same purpose. All costs related to this funding are recoverable from customers. Boston Gas and Essex Gas have $59,310,000 and $58,952,000 of commercial paper outstanding or bank borrowings to fund their inventory of gas supplies at December 31, 1997 and 1996, respectively. Since the commercial paper is supported by the credit agreement, these borrowings have been classified as non-current in the accompanying consolidated balance sheets. The Boston Gas credit agreement includes a one-year revolving credit facility which may be converted to a two-year term loan at the option of Boston Gas if the one-year revolving credit facility is not renewed by the banks. Boston Gas may select the agent bank's prime rate or, at Boston Gas' option, various pricing alternatives. The Boston Gas agreement requires a facility fee of 1/12 of 1% on the commitment. No borrowings were outstanding under this agreement during 1997 and 1996.

Description of long-term debt:
                                                                    December 31,
(In thousands)                                                    1997      1996
--------------------------------------------------------------------------------------------
         Natural gas distribution:
                  8.33%-9.75% Medium-Term Notes,
                           Series A, due 2005-2022            $100,000 $ 100,000
                  6.93%-8.50% Medium-Term Notes,
                           Series B, due 2006-2024              50,000    50,000
                  6.80%-7.25% Medium-Term Notes,
                           Series C, due 2012-2025              60,000    60,000
                  7.28%-10.25%  First Mortgage Bonds
                           1998-2020                            22,200    12,800
                  8.15% - 8.625% Debenture
                           Due 2006-2017                         7,199     7,205
                  8.50% Mortgage Note
                          Due 1997                                 360       608
                  Other                                              -        75
                  Capital leases                                   605     1,225
                  Less--current portion                         (1,014)  (1, 543)
                                                               -------  --------
                           Natural gas distribution            239,350   230,370
                                                               -------   -------

         Marine transportation:
                  First Preferred Ship Mortgages
                           9.9% Bonds, due 2008                 47,791    48,399
                           8.1%-9.85% Medium-Term Notes,
                                    Series A, due 2002-2012     68,000    68,000
                  Capital leases                                20,702    24,901
                  Less--current portion                         (4,351)   (3,987)
                                                              --------  --------
                           Marine transportation               132,142   137,313
                                                              --------  --------
                           Total long-term debt               $371,492  $367,683
                                                              ========  ========


         Natural gas distribution Medium-Term Notes are not callable prior to maturity. The First Mortgage Bonds are secured by substantially all the plant assets of Essex Gas.

         The marine transportation First Preferred Ship Mortgage Bonds and Medium-Term Notes are secured by certain transportation equipment. The First Preferred Ship Mortgage Bonds are not callable until April 1, 1998.
The Medium-Term Notes are not callable prior to maturity.

         In March 1998, marine transportation utilized currently available cash to call $50,000,000 of 9.9% First Preferred Ship Mortgage Bonds, due 2008. In extinguishing this debt, marine transportation recognized an extraordinary charge of $2,254,000 pretax, $1,465,000 net, or $.06 per share.

         In September 1998, marine transportation issued $75,000,000 of 6.25% First Preferred Ship Mortgage Bonds maturing October 1, 2008. Proceeds of $68,500,000 were net of $6,000,000 incurred on treasury rate lock agreements entered into in the second and third quarters in order to hedge the underlying treasury interest rate. The debt has an effective annual interest rate of 7.50%.

         Capital leases consist of equipment lease obligations with a weighted average interest rate of 9.98%. Minimum lease payments under these agreements are due in installments through 2005.

         Debt payment requirements and maturities, net of amounts acquired in advance, are $5,365,000, $10,496,000, $10,983,000, $9,931,000 and $10,398,000
for 1998 through 2002, respectively, and cumulatively $329,684,000 thereafter.

         Five-year operating lease commitments: In addition to the equipment financed under capital leases, Eastern and its subsidiaries lease certain facilities, vessels and equipment under long-term operating leases which expire on various dates through the year 2079. Total rentals charged to expense were $10,887,000 in 1997, $13,840,000 in 1996 and $13,893,000 in 1995.

         Future minimum lease commitments under operating leases are $6,079,000,
$5,426,000,   $4,563,000,   $3,907,000,   $3,255,000   for  1998  through  2002,
respectively, and cumulatively $4,102,000 thereafter.

6. Preferred Stock of Subsidiary

         Boston Gas has outstanding 1,200,000 shares of 6.421% Cumulative Preferred Stock, which is non-voting and has a liquidation value of $25 per share. The preferred stock requires 5% annual sinking fund payments beginning on September 1, 1999 with a final redemption on September 1, 2018. The preferred stock is not callable prior to 2003.

7. Stock Plans

         Eastern has five stock option plans which provide for the issuance of non-qualified stock options, incentive stock options and stock appreciation rights ("SARs") to its officers, non-employee trustees and key employees. Options and SARs may be granted at prices not less than fair market value on the date of grant for periods not extending beyond ten years from the date of grant. No SARs have been granted since 1991. In 1995, the right to exercise outstanding SARs was effectively eliminated.

         Eastern applies Accounting Principles Board Opinion 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its employee stock purchase plan. Had compensation cost for Eastern's plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," Eastern's net

earnings would have been reduced by $418,000 or $.02 per share in 1997, $304,000 or $.01 per share in 1996 and by $183,000 or $.01 per share in 1995. The weighted average fair value of options granted during 1997 was $33.66.

         As the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting reductions in net earnings and earnings per share may not be representative of that to be expected in future years.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yields of 4.0% in each year; expected volatilities of 17.8%, 18.3% and 18.6%; risk-free interest rates of 6.1%, 5.4% and 6.0%; and an expected life of 5.0 years for each year.

         Shares available for future grants under these stock option plans were 934,760 at December 31, 1997, 1,093,110 at December 31, 1996 and 1,126,411 at
December 31, 1995.

         Option activity during the past three years was as follows:

                                                       Average        Stock
                                                      Option Price   Options     SARs
         ----------------------------------------------------------------------------

         Outstanding at December 31, 1994             $25.83         654,711     127,960
                  Granted                              26.39         134,666           -
                  Exercised                            24.94         (33,662)     20,140)
                  Surrendered                          21.94         (20,140)     (7,200)
                  Canceled                             26.93         (23,550)     (5,400)
                                                                    --------      ------
         Outstanding at December 31, 1995             $26.13         712,025      95,220
                  Granted                              35.96         133,200           -
                  Exercised                            22.99         (44,320)          -
                  Surrendered                              -               -      (7,170)
                  Canceled                             29.20         (24,899)       (350)
                                                                     -------      ------
         Outstanding at December 31, 1996             $27.96         776,006      87,700
                  Granted                              33.63         161,700           -
                  Exercised                            24.57         (52,140)          -
                  Surrendered                              -               -     (22,500)
                  Canceled                             35.52          (3,350)          -
                                                                     -------     -------
         Outstanding at December 31, 1997             $29.21         882,216      65,200
                                                                     =======     =======

         Stock options exercisable at December 31, 1997 and 1996 were 512,006 and 493,250, respectively. At December 31, 1997, the range of exercise prices of outstanding and exercisable options was $20.48 to $37.00 and $20.48 to $36.25, respectively, with a weighted-average remaining contractual life of 5.8 years.

         Under restricted stock plans for key employees and non-employee trustees, Eastern awarded 4,400 shares in 1997 and 1996 and 2,800 shares in 1995. Eastern recognized compensation expense of $109,000 in 1997, $305,000 in 1996 and $425,000 in 1995 in accordance with the vesting terms of these and prior awards. Shares available for future awards under these plans were 33,300 at December 31, 1997 and 36,100 at December 31, 1996.

8. Common Stock Purchase Rights

         On February 22, 1990, Eastern declared a distribution to shareholders of record on March 5, 1990, pursuant to the terms of a Common Stock Rights Agreement (the "1990 Rights Agreement") between Eastern and BankBoston, N.A., the current Rights Agent, of one common stock purchase right for each outstanding share of common stock. Each right would initially entitle the holder to purchase one share of common stock at an exercise price of $100, subject to adjustment to prevent dilution. The rights become exercisable on the 10th business day after a person acquires 10% or more of Eastern's stock or commences a tender offer for 10% or more of Eastern's stock. The rights may be redeemed by Eastern at any time prior to the 10th day after a 10% position has been acquired at a price of $.01 or for shares of common stock of Eastern at an initial exchange ratio of one share for each right, subject to adjustment and subject to other limitations contained in the 1990 Rights Agreement. The rights will expire on March 5, 2000.

         If Eastern is acquired in a merger or other business combination, each right will entitle its holder to purchase common shares of the acquiring company having a market value of twice the exercise price of each right (i.e., at a 50% discount). If an acquiror purchases 10% of Eastern's common stock each right will entitle its holder to purchase a number of Eastern's common shares having a market value of twice the right's exercise price.

         On July 22, 1998 Eastern declared a dividend of one purchase right (a "New Right") for every outstanding share of Eastern common stock. The New Rights will be distributed at the close of business upon the earlier to occur of (i) the date of redemption by Eastern of Eastern's rights issued pursuant to the 1990 Rights Agreement discussed above, and (ii) February 18, 2000, to shareholders of record as of the close of business on such date (the "New Dividend Record Date"). The terms of the New Rights are set forth in a Rights Agreement dated as of July 22, 1998 (the "New Rights Agreement") between Eastern and BankBoston, N.A., as Rights Agent.

         Each New Right would initially entitle the holder to purchase from Eastern one share of Eastern common stock at a price of $160 per share, subject to adjustment. The New Rights will expire on July 22, 2008, or upon the earlier redemption of the New Rights. The material terms of the New Rights Agreement are substantially similar to the terms of the 1990 Rights Agreement discussed above.

9. Interest Expense

                                                                 Years Ended December 31,
         (In thousands)                                          1997     1996     1995
         -------------------------------------------------------------------------------

         Interest on long-term debt                           $32,636  $32,778  $35,306
         Other, including amortization of
                  debt expense                                  3,485    3,142    4,612
         Less--capitalized interest                              (636)    (570)    (591)
         Subsidiary preferred stock dividends                   1,926    1,940    1,946
                                                              -------  -------  -------
         Interest expense                                     $37,411  $37,290  $41,273
                                                              =======  =======  =======
         Interest payments                                    $36,660  $35,945  $38,069
                                                              =======  =======  =======

10. Other Income (Expense)
                                                                                Years Ended December 31,
         (In thousands)                                                    1997    1996               1995
         -------------------------------------------------------------------------------------------------

         Net gain on sale of assets                           $    778           $2,775       $21,087
         Equity in loss of AllEnergy                            (5,472)          (3,087)           -
         Provision for environmental expenses                        -                -      (15,000)
         Other                                                     661              198       (1,978)
                                                               -------          -------     --------
                                                               $(4,033)         $  (114)    $  4,109
                                                               =======          =======     ========

                                      F-17

         In December 1997, Eastern sold its 50% interest in AllEnergy Marketing Company, L.L.C. for $5,375,000 which approximated the net book value of its investment at September 30, 1997. Eastern accounted for its investment in AllEnergy using the equity method.

         In November 1995, Eastern sold its 3,041,092 shares of United States Filter Corporation common stock in a public offering for $65,479,000 in cash, realizing a gain of $20,581,000.

11. Income Taxes

         The table below reconciles the statutory U.S. Federal income tax provision from continuing operations to the recorded income tax provision:

                                                                              Years Ended December 31,
                                                                     1997             1996              1995
         ---------------------------------------------------------------------------------------------------

         Statutory rate                                                35%              35%               35%
                  State taxes, net of Federal benefit                   3                3                 3
                  Prior year adjustments                               (4)               -                 -
                  Capital loss utilization                              -                -                (8)
                  Other                                                (1)              (1)               (1)
                                                                       --              ---               ---
         Effective rate                                                33%              37%               29%
                                                                       ==               ==                ==

         Prior year tax adjustments reflect the resolution of Federal tax audit issues on the sale of a subsidiary in 1993 and inventory capitalization in 1994.

         Following is a summary of the provision for income taxes:

                                                                   Years Ended December 31,
         (In thousands)                                         1997       1996     1995
         -------------------------------------------------------------------------------
         Federal                                            $ 13,152    $24,262  $22,493
         State                                                 4,498      3,205    5,452
                                                             -------    -------  -------
                  Total current provision                     17,650     27,467   27,945
         Federal                                               9,706      8,616     (876)
         State                                                  (402)     1,665     (825)
                                                             -------    -------  -------
                  Total deferred provision                     9,304     10,281   (1,701)
                                                             -------    -------  -------
        Provision for income taxes                           $26,954    $37,748  $26,244
                                                             =======    =======  =======
        Tax payments                                         $ 8,758    $30,325  $27,041
                                                             ========   =======  =======

Significant items making up deferred tax assets and deferred tax liabilities are as follows:

                                                                        December 31,
         (In thousands)                                             1997            1996
         --------------------------------------------------------------------------------

         Coal miners retiree health care                      $   26,761        $  27,073
         Unbilled revenue                                         17,513           22,392
         Environmental reserves                                    7,886            7,776
         Other                                                    35,321           32,632
                                                               ---------        ---------
                  Total deferred tax assets                       87,481           89,873
         Accelerated depreciation                               (156,868)        (150,938)
         Deferred gas costs                                      (27,418)         (28,684)
         Other                                                   (21,704)         (18,077)
                                                              ----------        ---------
                  Total deferred tax liabilities                (205,990)        (197,699)
                                                               ---------        ---------
                  Total deferred taxes                         $(118,509)       $(107,826)
                                                               =========        =========

                                      F-18

12.  Environmental Matters

         Eastern is aware of certain non-utility sites, associated with former operations, for which it may have or share environmental remediation responsibility or ongoing maintenance. Eastern has a reserve of approximately $25 million in total at December 31, 1997 to cover the remediation and maintenance of these sites, the principal of which is a former coal tar processing facility (the "Facility") in Everett, Massachusetts. While Eastern has provided reserves to cover the estimated probable costs of remediation and maintenance for environmental sites based on the information available at the present time, the extent of Eastern's potential liability at such sites is not yet determined.

         The Facility, which was located on a 10-acre parcel of land formerly owned by Eastern, was operated by predecessors of Allied-Signal, Inc. from the early 1900's until 1937 and by Koppers Company, predecessor of Beazer East, Inc. (and Eastern's controlling stockholder until 1951) from 1937 until 1960, when it was shut down. The Facility processed coal tar purchased from Eastern's adjacent by-product coke plant, also shut down in 1960. Eastern, Beazer and Allied-Signal entered into an Administrative Consent Order with the Massachusetts Department of Environmental Protection ("DEP") in 1989 which requires that they jointly investigate and develop a remedial response plan for the Facility site, including any area where a release from that site may have come to be located. The companies have entered into a cost-sharing agreement under which each company has agreed to pay one-third of the costs of compliance with the consent order, while preserving any claims it may have against the other companies. In 1993 the companies completed preliminary remedial measures, including abatement of seepage of materials into the adjacent Island End River, a 29-acre tidal river which is part of Boston Harbor. Studies have identified compounds that may be associated with coal tar and/or oil in soil and ground water at the site and adjacent areas, including the riverbed. In addition to the DEP, the National Oceanic and Atmospheric Administration and the Coast Guard have been involved in river sediment investigation and remediation discussions. During 1995 and 1996, Eastern conducted and received the results of certain sediment sampling which confirmed findings of contamination in the riverbed. In light of uncertainties as to the full extent and sources of releases of compounds, the nature of any required remediation, the area and volume of soil, ground water and/or sediments that may be included, the possibility of participation by additional potentially responsible parties and the apportionment of liability, Eastern does not possess at this time sufficient information to reasonably determine or estimate the ultimate cost to it of such remedial measures. Eastern is recovering certain costs of its legal defense and may be entitled to recover remediation costs from its insurers.

         Eastern's natural gas distribution operations, like many other companies in the natural gas industry, are parties to governmental proceedings requiring investigation and possible remediation of former manufactured gas plant ("MGP") sites. Boston Gas and Essex Gas may have or share responsibility under applicable environmental laws for the remediation of 18 such sites. A subsidiary of New England Electric System ("NEES") has assumed responsibility for remediating 10 of these sites, subject to a limited contribution from Boston Gas. Boston Gas and Essex Gas have estimated their potential share of the costs of investigating and remediating former MGP sites in accordance with SFAS No. 5, "Accounting for Contingencies," and the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities." These operations have recorded liabilities of $19.5 million, which represents their best estimate at this time of remediation costs, which may reasonably be estimated to range from $17 million to $31 million. However, there can be no assurance that such costs will not vary considerably from these estimates. Factors that may bear on costs differing from estimates include, without limit, changes in regulatory standards, changes in remediation technologies and practices and the type and extent of contaminants discovered at the sites.

         Boston Gas and Essex Gas are aware of 26 other former MGP sites within their service territories. The NEES subsidiary has provided full indemnification to Boston Gas with respect to eight of these sites. At this time, there is substantial uncertainty as to whether Boston Gas or Essex Gas have or share responsibility for remediating any of these other sites. No notice of responsibility has been issued to Boston Gas or Essex Gas for any of these sites from any governmental environmental authority.

         By a rate order issued on May 25, 1990, the Department approved the recovery of all prudently incurred environmental response costs associated with former MGP sites over separate, seven-year amortization periods, without a return on the unamortized balance. Eastern's natural gas operations have recognized an insurance receivable of $3.4 million, reflecting a negotiated settlement with an insurance carrier for environmental expense indemnity, and a regulatory asset of $16.1 million, representing the expected rate recovery of environmental remediation costs, net of the insurance settlement. Eastern currently believes, in light of the indemnity agreement with the NEES subsidiary and the Department rate order on environmental cost recovery, that it is not probable that such costs will materially affect its financial condition or results of operations.

13.  Coal Miners Retiree Health Care

         On June 25, 1998 the U.S. Supreme Court ruled that the Coal Industry Retiree Health Benefit Act of 1992 ("the Coal Act") is unconstitutional as applied to Eastern. Accordingly, previously recorded reserves not used, less associated expenses, resulted in an extraordinary gain of $74,500,000 pretax, $48,425,000 net or $2.13 per share in the second quarter of 1998.

         In 1993, Eastern recorded a reserve of $70,000,000 ($45,500,000 net of tax or $1.88 per share) to provide for its estimated undiscounted obligations under the Coal Act with respect to notices of responsibility received from the Social Security Administration in that year. The notices claimed that Eastern was responsible for health care and death benefit premiums for certain retired coal miners and their beneficiaries who were said to have worked for Eastern's Coal Division prior to the transfer of those operations to a subsidiary in 1965. Principally due to receipt of additional notices, in 1995 Eastern recorded an additional reserve of $10,000,000 ($6,500,000 net of tax or $.30 per share). Provisions to establish these reserves were accounted for as extraordinary items. Eastern never paid any premiums under the Coal Act.

14. Retiree Benefits

         Eastern and its subsidiaries, through various company-administered plans and other union retirement and welfare plans, provide retirement benefits for the majority of their employees, including pension and certain health care and life insurance benefits. Normal retirement age ranges from 60 to 65, but provision is made for earlier retirement. Pension benefits for salaried plans are based on salary and years of service, while union retirement and welfare plans are based on negotiated benefits and years of service. Employees, excluding Essex Gas employees, hired before

1993 who are participants in the pension plans become eligible for post-retirement health care benefits if they reach retirement age while working for Eastern. The funding of retirement and employee benefit plans is in accordance with the requirements of the plans and, where applicable, in sufficient amounts to satisfy the "Minimum Funding Standards" of the Employee Retirement Income Security Act ("ERISA"). The net cost for these plans and agreements charged to expense was as follows: Pensions

                                                                           Years Ended December 31,
(In thousands)                                                            1997      1996        1995
--------------------------------------------------------------------------------------------------------

         Service cost                                                  $ 5,145   $ 4,983      $4,937
         Interest cost on projected benefit obligation                  12,808    12,259      11,471
         Actual return on plan assets                                  (55,001)  (17,985)    (30,811)
         Net amortization and deferral                                  38,529     5,601      19,423
                                                                       -------    ------      ------
                  Total net pension cost of company-administered
                            plans                                        1,481     4,858      5,020
         Multi-employer union retirement and welfare plans                 270       293        293
                                                                       -------    ------     ------
                  Total net pension cost                               $ 1,751    $5,151     $5,313
                                                                       =======    ======     ======

Health Care

                                                                Years Ended December 31,
(In thousands)                                                   1997     1996    1995
--------------------------------------------------------------------------------------

         Service cost                                        $  1,007 $  1,003  $  949
         Interest cost on accumulated benefits obligation       7,147    7,165   6,900
         Actual return on plan assets                          (5,994)  (1,378)  2,365
         Net amortization and deferral                          3,010   (1,168) (4,549)
         Amortization and deferral of deferred costs            4,841    5,470   3,963
                                                              -------  -------  ------
                  Total net retiree health care cost          $10,011  $11,092  $9,628
                                                              =======  =======  ======


          The following table sets forth the funded status of company-administered plans and amounts recorded in Eastern's consolidated balance sheet as of December 31, 1997 and 1996 using actuarial measurement dates as of October 1, 1997 and 1996:

                                                         Pensions                        Health Care
(In thousands)                                    1997             1996            1997              1996
---------------------------------------------------------------------------------------------------------

Accumulated benefit obligation:
         Vested benefits                    $  146,719         $139,039         $ 83,832        $  80,467
         Non-vested benefits                    14,184           13,940           18,407           18,106
                                            ----------         --------        ---------        ---------
                                               160,903          152,979          102,239           98,573
Effect of future salary increases               20,427           20,644                -                -
                                            ----------         --------         --------        ---------
Projected benefit obligation ("PBO")        $  181,330         $173,623         $102,239        $  98,573
                                            ----------         --------         --------        ---------
Plan assets at fair value                   $  241,734         $201,819         $ 25,263        $  18,804
         Less PBO                              181,330          173,623          102,239           98,573
Plan assets in excess of (less than) PBO        60,404           28,196          (76,976)         (79,769)
Unrecognized net obligation at December 31,
         1985 being amortized over 15 years      1,308            1,721                -                -
Unrecognized net gain                          (64,402)         (32,327)          (9,968)          (7,839)
Unrecognized prior service cost (benefit)       15,878           16,385           (8,377)          (9,549)
Amounts contributed to plans during fourth
         quarter                                   206              227                -                -
Unfunded accumulated benefits                   (5,058)          (4,705)               -                -
                                            ----------        ---------        ---------         ---------
Net asset (reserve) at December 31          $    8,336        $   9,497         $(95,321)        $(97,157)
                                            ==========        =========         ========         ========

         The above vested health care benefits include $76,728,000 and $72,698,000 for retirees in 1997 and 1996, respectively. To fund health care benefits under its collective bargaining agreements, Boston Gas and Essex Gas maintain Voluntary Employee Beneficiary Association ("VEBAs"), to which they make contributions from time to time. Essex Gas made contributions during 1997 and 1996 of $560,241 and $541,483, respectively. Plan assets are invested in debt and equity marketable securities.

         Following are the assumptions used in developing the projected benefit obligation for 1997, 1996 and 1995:
                                            1997           1996       1995
                                            ----           ----       ----
         Discount rate                      7.5%           7.5-8.0%   7.5-8.0%
         Return on plan assets              8.5%           8.5%       8.5%
         Increase in future compensation    4.75-5.0%      4.75-6.0%  4.75-6.00%
         Health care inflation trend        7.0-8.75%      7.0-9.5%   7.5-10.0%

         The health care inflation trend is assumed to be 7% through 1999, 6% in 2000 and 5% thereafter. A one-percentage-point increase in the assumed health care cost trend would have increased the net periodic post-retirement benefit cost charged to expense and the accumulated benefit obligation by $145,000 and $6,123,000, respectively, in 1997 and $115,000 and $7,596,000, respectively, in
1996.

         See Note 2 for discussion of the adjustment conforming Essex Gas' method of adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions".

15. Fair Values of Financial Instruments

         Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires investments in debt and equity securities other than those accounted for under the equity method to be carried at fair value or amortized cost for debt securities expected to be held to maturity, Eastern has classified its investments in debt and equity securities as available for sale. Accordingly, the net unrealized gains and losses computed in marking these securities to market have been reported as a component of shareholders' equity. The difference between the fair value and the original cost of these securities is a net unrealized gain of $3,697,000 and $2,813,000, in 1997 and 1996, respectively.

         The following methods and assumptions were used to estimate the fair value disclosures for financial instruments.

         Cash, short-term investments and current debt: The carrying amounts approximate fair value because of the short maturity of those instruments. Current debt includes notes payable and gas inventory financing.

         Other  current  assets  and  investments:   Other  current  assets  and
investments include marketable securities classified as available for sale. Pursuant to SFAS No. 115 the carrying value is the fair value.

         Long-term debt and preferred stock of subsidiary: The fair values are based on currently-quoted market prices.
                                      F-22

The  carrying   amounts  and  estimated  fair  values  of  Eastern's   financial
instruments are as follows:

                                                                 December 31,
         (In thousands)                                  1997                 1996
         ------------------------------------------------------------------------------

                                                Carrying      Fair   Carrying      Fair
                                                Amount       Value    Amount      Value

         Cash and short-term investments       $175,709   $175,709   $160,108  $160,108
         Marketable securities and investments   16,030     16,030     32,164    32,164
         Short-term debt                        102,323    102,323    127,892   127,892
         Long-term debt                         376,857    422,370    373,213   406,784
         Preferred stock of subsidiary           29,326     31,525     29,292    29,586


16. Unaudited Quarterly Financial Information

                                                                   For the three months ended
(In thousands, except per share amounts)                Mar 31,      June 30,         Sept 30,       Dec 31,
-----------------------------------------------------------------------------------------------------------

1997:
Revenues                                               $385,063     $231,077          $142,184      $265,416
Operating earnings                                       53,223       24,321             3,301        34,472
Earnings before income taxes                             44,502       15,595           (4,377)        27,150

Net earnings                                          $  27,962    $  12,169        $  (2,816)     $  18,601
                                                      =========     ========        =========       ========

Basic earnings per share(1)                               $1.26         $.54            $(.13)          $.83
                                                         ======         ====            =====           ====

Diluted earnings per share(1)                             $1.25         $.54            $(.13)          $.83
                                                          =====         ====            =====           ====

1996:
Revenues                                               $426,182     $237,268         $149,496       $244,325
Operating earnings                                       59,543       27,243            7,251         36,197
Earnings before income taxes                             52,121       20,822            2,184         27,122

Net earnings                                          $  32,674    $  12,898        $   1,754      $  17,175
                                                      =========    =========        =========      =========

Basic earnings per share(1)                               $1.47         $.58             $.08          $.77
                                                          =====         ====             ====          ====

Diluted earnings per share(1)                             $1.46         $.58             $.07          $.77
                                                          =====        =====             ====          ====



(1) Reflects adoption of SFAS No. 128, "Earnings per Share," as described in
    Note 1.

             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULES

TO EASTERN ENTERPRISES
     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Eastern Enterprises included in this Form 8-K, and have issued our report theron dated October 1, 1998 (except with respect to the matter discussed in Note 3 to the financial statements, as to which the date is October 17, 1998). Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedules listed in the index on page F-1 are the responsibility of Eastern's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth herein in relation to the basic financial statements taken as a whole.



                                             Arthur Andersen LLP

Boston, Massachusetts
October 1, 1998



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference of our reports, dated October 1, 1998, included in this Form 8-K into Eastern Enterprises' previously filed Post-Effecitve Amendment No.1 to
Form S-16 Registration Statement No. 2-71614 on Form S-3 and Form S-8 Registration Statements No.2-77146, No. 33-19990, No. 33-40862 and No. 33-56424.



                                             Arthur Andersen LLP

Boston, Massachusetts
November 20, 1998

                                                                 SCHEDULE II


                      EASTERN ENTERPRISES AND SUBSIDIARIES
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                      For The Year Ended December 31, 1997
                                 (In Thousands)

                                                               Additions      Deductions
                                                                               Charges
                                                         Charged              for Which
                                              Balance    to Costs   Charged    Reserves   Balance
                                            December 31,   and     to Other      Were    December 31,
                                                1996     Expenses  Accounts    Created    1997
------------------------------------------------------------------------------------------------------------------------------------

Description
Reserves deducted from assets-              $  17,301   $ 5,818  $ 167    $ (6,066)   $ 17,220
                                            =========   =======  -----    ========    ========
  Reserves for doubtful accounts
  Reserves for loss on investments          $      19   $     -  $   -    $      -    $     19
                                            =========   =======  =====    ========    ========

Reserves included in liabilities-
  Reserve for post-retirement health
    care                                     $100,446   $ 4,578  $    -   $ (6,642)   $  98,382
  Reserve for coal miners retiree health
    care                                       77,308         -       -       (808)      76,500
  Reserves for employee benefits               24,624     9,690     907     (9,985)      25,236
  Reserves for environmental expenses          26,809         -     122     (1,011)      25,920
  Reserves for insurance claims                12,838     7,348    (530)    (6,485)      13,171
  Other                                        17,680     6,304      41     (7,706)      16,319
                                             --------   -------    -----  --------     --------
         Total liability reserves            $259,705   $27,920    $540   $(32,637)    $255,528
                                             ========   =======    ====   ========     ========

                                                                 SCHEDULE II


                      EASTERN ENTERPRISES AND SUBSIDIARIES
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                      For The Year Ended December 31, 1996
                                 (In Thousands)

                                                                   Additions       Deductions
                                                                                   Charges
                                                             Charged               for Which
                                              Balance        to Costs   Charged    Reserves         Balance
                                            December 31,       and      to Other      Were       December 31,
                                              1995           Expenses   Accounts    Created          1996
------------------------------------------------------------------------------------------------------------------------------------
Description
Reserves deducted from assets-              $  16,604         $13,555    $164       $(13,022)      $ 17,301
                                            =========         =======    ----       ========       ========
  Reserves for doubtful accounts
  Reserves for loss on investments          $      19         $     -    $  -       $      -       $     19
                                            =========         =======    =====      ========       ========

Reserves included in liabilities-
  Reserve for post-retirement health
    care                                    $ 102,387         $ 1,311   $3,725      $ (6,977)      $100,446
  Reserve for coal miners retiree health
      care                                     78,125               -        -          (817)        77,308
  Reserves for employee benefits               16,439          12,216    2,896        (6,927)        24,624
  Reserves for environmental expenses          26,356               -    1,255          (802)        26,809
  Reserves for insurance claims                14,133           7,746    1,972       (11,013)        12,838
  Other                                        18,537           5,212     (837)       (5,232)        17,680
                                             --------         -------   ------      --------       --------
    Total liability reserves                 $255,977         $26,485   $9,011      $(31,768)      $259,705
                                             ========         =======   ======      ========       ========

                                                            SCHEDULE II

                      EASTERN ENTERPRISES AND SUBSIDIARIES
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                      For The Year Ended December 31, 1995
                                 (In Thousands)

                                                                    Additions          Deductions
                                                                                         Charges
                                                               Charged                  for Which
                                             Balance          to Costs       Charged    Reserves         Balance
                                           December 31,         and          to Other      Were         December 31,
                                              1994            Expenses       Accounts    Created           1995
------------------------------------------------------------------------------------------------------------------------------------
Description
Reserves deducted from assets-              $  16,895         $15,190         $    230    $(15,711)       $ 16,604
                                            =========         =======         ========    ========        ========
  Reserves for doubtful accounts
  Reserves for loss on investments          $      19         $     -         $      -    $      -        $     19
                                            =========         =======         ========    =========       ========

Reserves included in liabilities-
  Reserve for post-retirement health
    care                                    $106,256         $  1,150         $ 3,974     $ (8,993)       $102,387
  Reserve for coal miners retiree health
    care                                      68,693           10,000               -         (568)         78,125
  Reserves for employee benefits              12,453           11,039             169       (7,222)         16,439
  Reserves for environmental expenses          9,850           15,350           1,920         (764)         26,356
  Reserves for insurance claims                9,890            8,978           5,876      (10,611)         14,133
  Other                                       18,753            5,642          (1,008)      (4,850)         18,537
                                            --------          -------         -------     --------        --------
    Total liability reserves                $225,895          $52,159         $10,931     $(33,008)       $255,977
                                            ========          =======         =======     ========        ========